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                                                                       Exhibit 5


                                                                       EXHIBIT C

________ Warrants                              Certificate No. W-[A][B][C]-1




                           WARRANT FOR THE PURCHASE OF
                                 COMMON STOCK OF
                      ATLANTIC GULF COMMUNITIES CORPORATION
                           (VOID AFTER ________, 2004)

         THE WARRANTS (AND THE COMMON STOCK ISSUABLE UPON EXERCISE THEREOF) REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE OFFERED OR SOLD IN THE ABSENCE OF SUCH REGISTRATION OR THE AVAILABILITY OF AN EXEMPTION FROM SUCH REGISTRATION. THIS WARRANT MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED EXCEPT UPON COMPLIANCE WITH THE REQUIREMENTS FOR TRANSFER SET FORTH HEREIN AND IN AN INVESTMENT AGREEMENT DATED AS OF FEBRUARY 7, 1997 BETWEEN THE ISSUER AND AP-AGC, LLC. THE COMMON STOCK ISSUABLE UPON EXERCISE HEREOF IS ENTITLED TO THE BENEFITS OF CERTAIN REGISTRATION RIGHTS UNDER SUCH INVESTMENT AGREEMENT.

                  THIS IS TO CERTIFY THAT, for value received, AP-AGC, LLC ("AP-AGC"), or registered assigns (collectively, the "Holder"), is the registered owner of the number of Warrants set forth above, each of which entitles the Holder, subject to the terms and conditions set forth hereinafter, to purchase one share of Common Stock, par value $.10 per share (the "Common Stock"), of Atlantic Gulf Communities Corporation, a corporation organized under the laws of the State of Delaware (the "Company") having a place of business at 2601 South Bayshore Drive, Miami, Florida 33133-5461, at a purchase price per share referred to herein as the "Exercise Price." The number of shares of Common Stock which may be received upon the exercise of this certificate (this "Warrant Certificate") and the Exercise Price for each such share of Common Stock are subject to adjustment from time to time as hereinafter set forth. Each share of Common Stock issuable upon the exercise of each of the Warrants (collectively, the "Warrant Shares") when issued and paid for pursuant to the provisions of this Warrant shall be duly authorized, validly issued, fully paid and nonassessable, shall be free from all taxes, liens and charges with respect to the issuance thereof and shall be free of any preemptive or similar rights. The Company shall cause the Warrant Shares to be listed or eligible to be quoted for trading on the NASDAQ


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Stock Market or on any other stock exchange or market on which Common Stock is then listed or eligible to be quoted for trading.

                 Each Warrant evidenced hereby is originally acquired pursuant to an Investment Agreement dated as of February 7, 1997, between the Company and AP-AGC (the "Investment Agreement"), pursuant to which AP-AGC and the Company are also entering into a Secured Note Agreement dated as of February 7, 1997 (the "Note Agreement"), for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

                 Each Warrant is subject to the following terms and provisions:

                 Section 1.  Exercise of Warrant.

                 (a) Subject to the provisions hereof, the Warrants evidenced hereby may be exercised at the discretion of the Holder in whole or in part at any time or from time to time on or after February 7, 1997 (the "Initial Exercise Date") to and including February 7, 2004 (the "Expiration Date") or, if either day is not a Trading Day, then on the next succeeding Trading Day, by presentation and surrender hereof to the Company at the office or agency of the Company maintained for that purpose pursuant to Section 11 (the "Warrant Office"), with the Notice of Election to Exercise (the "Exercise Notice") attached hereto duly executed and accompanied by payment to the Company of the Exercise Price for the number of Warrant Shares specified in such Exercise Notice.

                 (b) The Exercise Price for the Common Stock which each Warrant entitles the Holder to purchase shall initially be equal to $5.75. The Exercise Price set forth in the preceding sentence is subject to adjustment as set forth in Sections 5 and 6.

                  (c) Upon receipt by the Company of this Warrant Certificate at the Warrant Office, together with a properly completed Exercise Notice and payment of the Exercise Price as provided above, the Holder shall be deemed to be the holder of record of the Warrant Shares issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares shall not then be actually delivered to the Holder. The Company shall deliver such certificates to the Holder as promptly as possible thereafter, but in any event within five business days of receipt of the Exercise Notice. The Company shall pay all expenses, and any and all United States federal, state and



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local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 1 except that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of the Warrant Shares in a name other than that of the Holder of the Warrant evidenced hereby who shall have surrendered the same in exercise of the subscription right evidenced hereby. If Warrant Shares are issued prior to the time that an appropriate registration statement with respect to the Warrant Shares has become effective under the Securities Act of 1933, as amended (the "Securities Act"), the Warrant Shares so issued shall have stamped or imprinted thereon a legend in the form of Exhibit A. Any holder of Warrant Shares so legended shall be entitled to have such legend removed, upon surrender of Warrant Shares to the Company or the transfer agent for the Common Stock, upon effectiveness of such a registration statement or upon receipt by the Company of an opinion of counsel to the Holder to the effect that such legend is no longer required.

                 (d) Upon any partial exercise of the number of Warrants to which this Warrant Certificate entitles the Holder, there shall be issued to the Holder hereof a new Warrant Certificate in respect of the shares as to which this Warrant Certificate shall not have been exercised, subject to the provisions of Section 3. Such new Warrant Certificate shall be identical to this Warrant Certificate, except as to the number of shares of Common Stock covered thereby.

                 Section 2. Exchange, Transfer, Assignment or Loss of Warrant Certificate; Temporary Warrant Certificates.

                  (a) In case this Warrant Certificate shall be mutilated, lost, stolen, or destroyed, the Company may, in its discretion, issue and deliver in exchange and substitution for and upon cancellation of the mutilated Warrant Certificate, or in lieu of and substitution for the Warrant Certificate lost, stolen, or destroyed, a new Warrant Certificate of like tenor and representing an equivalent right or interest, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and indemnification reasonably satisfactory to it.

                  (b) The Warrant Certificates shall be numbered and shall be registered in a Warrant Register maintained by the Company as they are issued. The registered owner on the Warrant Register may be treated by the Company and all other persons dealing with the Warrants evidenced hereby as the absolute



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owner hereof for any purpose and as the person entitled to exercise the right represented hereby, or to the transfer hereof on the books of the Company, any notice to the contrary notwithstanding and, until such transfer on such books, the Company may treat the registered owner on the Warrant Register as the owner for all purposes. The Company may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any registration of transfer of Warrant Certificates.

                 (c) This Warrant Certificate may be subdivided or combined with other Warrant Certificates evidencing the same rights as the rights evidenced hereby and thereby upon presentation and surrender hereof at the Warrant Office together with a written notice signed by the Holder hereof specifying the denominations in which new Warrant Certificates are to be issued. Upon presentation and surrender of any Warrant Certificates, together with such written notice, for subdivision or combination, the Company will issue a new Warrant Certificate or Certificates, in the denominations requested, entitling the holders thereof to purchase the same aggregate number of shares of Common Stock as the Warrant Certificate or Certificates so surrendered. Such new Warrant Certificates will be registered in the name of the Holder submitting such request and delivered to such Holder. Any Warrant Certificate surrendered for subdivision or combination shall be cancelled promptly upon the issuance of such new Warrant Certificate(s). The term "Warrant Certificate" as used herein includes any Warrant Certificates into which this Warrant Certificate may be subdivided, combined or exchanged.

                 Section 3.  Fractional Interests.

                  (a) The Company shall not be required to issue fractions of Warrants or to issue Warrant Certificates which evidence fractional Warrants.

                  (b) The Company shall not be required to issue fractions of shares of Common Stock in the exercise of Warrants. If any fraction of a Warrant Share would, but for the provisions of this Section, be issuable on the exercise of any Warrant (or specified portion thereof), the Company shall purchase such fraction for an amount in cash equal to the same fraction of the Current Market Price (as defined in Section 5(g)) per share of Common Stock.

                  (c) The Holder, by acceptance of this Warrant Certificate, expressly waives his right to receive any fractional Warrant or any fractional share upon exercise of a Warrant.



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                  Section 4. Reservation of Warrant Shares, etc.

                  The Company represents that, as of the date hereof, it has sufficient Common Stock reserved for issuance upon exercise of all outstanding Warrants, and agrees that, at all times during the period within which the rights represented by this Warrant Certificate may be exercised, there shall be reserved for issuance and/or delivery upon exercise of the Warrants evidenced by this Warrant Certificate, free from preemptive rights, such number of shares of authorized but unissued or treasury shares of Common Stock, or other stock or securities deliverable pursuant to Section 5, as shall be required for issuance or delivery upon exercise of the Warrants evidenced hereby. The Company further agrees (i) that it will not, by amendment of its certificate of incorporation or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by the Company and (ii) to promptly take all action as may from time to time be required to permit the Holder to exercise the Warrants evidenced hereby and the Company duly and effectively to issue the Warrant Shares as provided herein upon the exercise hereof. Without limiting the generality of the foregoing, the Company agrees that it will not take any action which would result in Warrant Shares when issued not being validly and legally issued and fully paid and nonassessable and that it will take all such action as may be necessary to assure that the Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the NASDAQ Stock Market or any other stock exchange or market upon which the Common Stock may be listed; provided, however, that the Company shall not be required to effect a registration under federal or state securities laws with respect to such exercise except as provided in the Investment Agreement. The Company further agrees that it will not increase the par value of the Common Stock while the Warrants evidenced hereby are outstanding, although such par value may be reduced at any time.

                  Section 5. Anti-Dilution.

                  The Exercise Price and the number of shares of Common Stock purchasable upon the exercise hereof shall be subject to adjustment from time to time as provided in this Section. Unless otherwise indicated, all calculations under this Section 5 shall be made to the nearest $0.01 or 1/100th of a share, as the case may be.

                  (a) In case the Company shall (i) declare a dividend or make a distribution on the outstanding Common Stock in



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         capital stock of the Company, (ii) subdivide or reclassify the outstanding Common Stock into a greater number of shares (or into other securities or property), or (iii) combine or reclassify the outstanding Common Stock into a smaller number of shares (or into other securities or property), the number of Warrant Shares issuable upon the exercise of each Warrant shall be adjusted so that the Holder of each Warrant shall be entitled to purchase the kind and number of shares of Common Stock or other securities or property of the Company determined by multiplying the number of Warrant Shares issuable upon exercise of each Warrant immediately prior to such event by a fraction, the numerator of which shall be the total number of outstanding shares of Common Stock immediately after such event, and the denominator of which shall be the total number of outstanding shares of Common Stock immediately prior to such event. An adjustment made pursuant to this paragraph (a) shall become effective immediately after the effective date of such event, retroactive to the record date, if any, for such event. Any Common Stock issuable in payment of a dividend shall be deemed to have been issued immediately prior to the time of the record date for such dividend for purposes of calculating the number of outstanding shares of Common Stock under paragraphs (b) and (c) below. Adjustments pursuant to this paragraph shall be made successively whenever any event specified above shall occur. Whenever the number of Warrant Shares issuable upon exercise of a Warrant is adjusted pursuant to this paragraph, the Exercise Price payable upon exercise of each Warrant shall be adjusted by multiplying the Exercise Price in effect immediately prior to such adjustment by a fraction, the numerator of which shall be the number of Warrant Shares issuable upon the exercise of each Warrant immediately prior to such adjustment, and the denominator of which shall be the number of Warrant Shares issuable immediately thereafter.

                 (b) In case the Company shall fix a record date for the issuance of rights or warrants to all holders of Common Stock entitling them to subscribe for or purchase Common Stock (or securities convertible into or exchangeable of Common Stock) (other than Series B Preferred Stock) at a price per share (or having a conversion price or exchange price per share, subject to normal antidilution adjustments) less than the Current Market Price (as defined in paragraph (g) below) of the Common Stock on such record date, the number of Warrant Shares thereafter issuable upon exercise of each Warrant shall be determined by



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         multiplying the number of Warrant Shares theretofore issuable upon exercise of each Warrant by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights, options or warrants plus the number of additional shares of Common Stock offered for subscription or purchase in connection with such rights, options or warrants, and the denominator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights, options or warrants plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered would purchase at the Current Market Price as of such record date. Such adjustment shall be made whenever such rights, options or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants. Whenever the number of Warrant Shares issuable upon exercise of a Warrant is adjusted pursuant to this paragraph, the Exercise Price payable upon exercise of each Warrant shall be adjusted by multiplying the Exercise Price in effect immediately prior to such adjustment by a fraction, the numerator of which shall be the number of Warrant Shares issuable upon the exercise of each Warrant immediately prior to such adjustment, and the denominator of which shall be the number of Warrant Shares issuable immediately thereafter.

                 (c) In case the Company shall fix a record date for the making of a distribution to all holders of Common Stock (i) of shares of any class other than Common Stock, (ii) of evidences of indebtedness of the Company or any Subsidiary, (iii) of assets or other property or (iv) of rights or warrants (excluding rights or warrants resulting in an adjustment pursuant to paragraph (b) above, and the right to acquire Series B Preferred Stock in the rights offering thereof), then in each such case the number of Warrant Shares thereafter issuable upon exercise of each Warrant shall be determined by multiplying the number of Warrants Shares theretofore issuable upon the exercise of each Warrant by a fraction, the numerator of which shall be the Current Market Price per share of Common Stock as of the record date for such distribution, and the denominator of which shall be the then Current Market Price per share of Common Stock, less the then fair market value (as determined by the Board of Directors, whose reasonable determination shall be described in a Board Resolution) of the portion of the securities, evidences of indebtedness, assets, property or rights or warrants so distributed, the case may be, which is applicable to one share of Common



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         Stock. Such adjustment shall be made successively whenever such a record date is fixed. Whenever the number of Warrant Shares issuable upon exercise of a Warrant is adjusted pursuant to this paragraph, the Exercise Price payable upon exercise of each Warrant shall be adjusted by multiplying such Exercise Price immediately prior to such adjustment by a fraction, the numerator of which shall be the number of Warrant Shares issuable upon the exercise of each Warrant immediately prior to such adjustment, and the denominator of which shall be the number of Warrant Shares purchasable immediately thereafter.

                  (d) In case the Company shall issue its Common Stock for a consideration per share less than the Current Market Price per share on the date the Company fixes the offering price of such additional shares, the Exercise Price shall be adjusted immediately thereafter so that it shall equal the price determined by multiplying the Exercise Price in effect immediately prior thereto by a fraction, of which the numerator shall be the total number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares plus the number of shares of Common Stock which the aggregate consideration received (determined as provided in paragraph (f) below) for the issuance of such additional shares would purchase at the Current Market Price per share, and the denominator shall be the number of shares of Common Stock outstanding immediately after the issuance of such additional shares. Such adjustment shall be made successively whenever such an issuance is made; provided, however, that the provisions of this paragraph shall not apply (i) to Common Stock issued to the Company's employees or former employees or their estates under bona fide employee benefit plans adopted by the Board of Directors and approved by the holders of Common Stock if required by law, if such Common Stock would otherwise be covered by this paragraph, but only to the extent that the aggregate number of shares excluded hereby shall not exceed, on a cumulative basis since the Initial Exercise Date, [NUMBER TO BE AGREED BEFORE CLOSING] (including 822,000 shares as of the Initial Exercise Date to be issued pursuant to employee and director stock options outstanding as of the Initial Exercise Date to purchase Common Stock), (ii) to Common Stock to be issued pursuant to the Bank Warrants, (y) to Common Stock to be issued pursuant to the Investor Warrants and (iii) to Common Stock to be issued upon conversion of Series A Preferred Stock or Series B Preferred Stock, adjusted, as appropriate, in each case, connection with any stock split, merger, recapitalization or similar transaction.



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                  (e) In case the Company shall issue any securities convertible into or exchangeable for Common Stock (excluding (A) securities issued in transactions resulting in an adjustment pursuant to paragraphs (b) and (c) above, (B) Series A Preferred Stock, (C) Series B Preferred Stock and (D) upon conversion of any of such securities) for a consideration per share of Common Stock deliverable upon conversion or exchange of such securities (determined as provided in paragraph (f) below and subject to normal anti-dilution adjustments) less than the Current Market Price per share in effect immediately prior to the issuance of such securities, the Exercise Price shall be adjusted immediately thereafter so that it shall equal the price determined by multiplying the Exercise Price in effect immediately prior thereto by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such securities plus the number of shares of Common Stock which the aggregate consideration received (determined as provided in paragraph
         (f) below) for such securities would purchase at the Current Market Price per share, and the denominator shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the maximum number of shares of Common Stock deliverable upon conversion of or in exchange for such securities at the initial conversion or exchange price or rate. Such adjustment shall be made successively whenever such an issuance is made.

                  Upon the termination of the right to convert or exchange such securities, the Exercise Price shall forthwith be readjusted to such Exercise Price as would have been obtained had the adjustments made upon the issuance of such convertible or exchangeable securities been made upon the basis of the delivery of only the number of shares of Common Stock actually delivered upon conversion or exchange of such securities and upon the basis of the consideration actually received by the Company (determined as provided in paragraph (f) below) for such securities.

                  (f) For purposes of any computation respecting consideration received pursuant to paragraphs (d) and (e) above, the following shall apply:

                           (i) in the case of the issuance of Common Stock for
                  cash, the consideration shall be the amount of such cash, provided that in no case shall any deductions be made for any customary commissions, discounts, placement fees or other expenses reasonably incurred by the Company for any underwriting or



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                  placement of the issue or otherwise in connection therewith;

                           (ii) in the case of the issuance of Common Stock for
                  a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as reasonably determined by the Board of Directors, whose determination shall be described in a Board Resolution; and

                           (iii) in the case of the issuance of securities
                  convertible into or exchangeable for Common Stock, the aggregate consideration received therefor shall be deemed to be the consideration received by the Company for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Company upon the conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in clauses (i) and
                  (ii) of this paragraph (f)).

                  (g) For the purpose of any computation under this Warrant, the "Current Market Price" per share at any date shall be deemed to be the average of the daily Sale Price for the Common Stock for the 10 consecutive Trading Days commencing 14 Trading Days before such date.

                  (h) In any case in which this Section shall require that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event (i) issuing to the Holder of any Warrant exercised after such record date and before the occurrence of such event the additional Common Stock issuable upon such exercise by reason of the adjustment required by such event over and above the Common Stock issuable upon such exercise before giving effect to such adjustment and (ii) paying to such Holder an amount in cash in lieu of a fractional share of Common Stock pursuant to Section 3; provided, however , that the Company shall deliver to such Holder a due bill or other appropriate instrument evidencing such Holder's rights to receive such additional Common Stock, and such cash, upon the occurrence of the event requiring such adjustment.

                  (i) No adjustment in the Exercise Price shall be required with respect to Common Stock issued upon exercise of the Warrants unless such adjustment would require a decrease of at least $.01; provided, however, that any such adjustment which is not required to be made shall be



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         carried forward and taken into account in any subsequent adjustment.

                 (j) The Company may make such reductions in the Exercise Price, in addition to those required pursuant to other paragraphs of this Section, as it considers to be advisable so that any event treated for federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients.

                 (k) In case of any consolidation with or merger of the Company into another corporation, or in case of any sale, lease or conveyance of assets to another corporation of the property of the Company as an entirety or substantially as an entirety, such successor, leasing or purchasing corporation, as the case may be, shall be bound by this Warrant Certificate and shall execute and deliver to the Holder hereof simultaneously therewith a new Warrant Certificate, reasonably satisfactory in form and substance to such Holder, providing that the Holder of each Warrant then outstanding shall have the right thereafter to exercise such Warrant solely for the kind and amount of shares of stock, other securities, property or cash or any combination thereof receivable upon such consolidation, merger, sale, lease or conveyance by a holder of the number of shares of Common Stock for which such Warrant might have been exercised immediately prior to such consolidation, merger, sale, lease or conveyance.

                 (l) In case of any reclassification or change of the Common Stock issuable upon exercise of the Warrants (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination, but including any change in the Common Stock into two or more classes or series of shares), or in case of any consolidation or merger of another corporation into the Company in which the Company is the continuing corporation and in which there is a reclassification or change (including a change to the right to receive cash or other property) of the Common Stock (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination, but including any change in the Common Stock into two or more classes or series of shares), the Company shall execute and deliver to the Holder hereof simultaneously therewith a new Warrant Certificate, satisfactory in form and substance to such Holder, providing that the Holder of each Warrant then outstanding shall have the right thereafter to exercise such Warrant solely for the kind and amount of shares of



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         stock, other securities, property or cash or any combination thereof receivable upon such reclassification, change, consolidation or merger by a holder of the number of shares of Common Stock for which such Warrant might have been exercised immediately prior to such reclassification, change, consolidation or merger.

                  (m) The foregoing paragraphs (k) and (1), however, shall not in any way affect the rights a Holder may otherwise have, pursuant to this Section, to receive securities, evidences of indebtedness, assets, property rights or warrants upon exercise of a Warrant.

                  (n) Whenever there shall be any change in the Exercise Price under any paragraph of this Section, and no specific means of adjusting the number of Warrant Shares issuable upon exercise of each Warrant is provided in such paragraph, then there shall be an adjustment (to the nearest hundredth of a share) in the number of shares of Common Stock purchasable upon exercise of this Warrant Certificate, which adjustment shall become effective at the time such change in the Exercise Price becomes effective and shall be made by multiplying the number of shares of Common Stock purchasable upon exercise of this Warrant Certificate immediately before such change in the Exercise Price by a fraction, the numerator of which is the Exercise Price immediately before such change, and the denominator of which is the Exercise Price immediately after such change. If, following the declaration of a record date for the distribution of any rights, warrants or other securities or property to be distributed to holders of Common Stock, such rights, warrants or other securities or property are not so issued, the Exercise Price then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to issue such rights or warrants, to the Exercise Price which would then be in effect if a record date for such issuance had not been fixed.

                  (o) If the Company repurchases any Common Stock for a per share consideration which exceeds the Current Market Price of a share of Common Stock on the date immediately prior to such repurchase, then the Company shall issue additional Warrants to the holder having the Exercise Price in effect on the Trading Day immediately prior to such repurchase. The additional Warrants issued pursuant to the preceding sentence shall entitle the Holder to purchase the number of shares of Common Stock equal to the result obtained by dividing (A) the product of (w) the number of shares of Common Stock repurchased at a price in



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         excess of the Current Market Price and (x) the amount by which the per-share repurchase price exceeds such Current Market Price, by (B) the amount by which (y) such Current Market Price exceeds (z) the Exercise Price in effect as of the date immediately preceding such repurchase.

                  (p) If any event occurs as to which the foregoing provisions of this Section are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of the Board of Directors, fairly protect the purchase rights of the Warrants in accordance with the essential intent and principles of such provisions, then such Board of Directors shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of such Board, to protect such purchase rights as aforesaid, but in no event shall any such adjustment have the effect of increasing the Exercise Price or decreasing the number of shares of Common Stock subject to purchase upon exercise of this Warrant, or otherwise adversely affect the Holders. Under no circumstances (other than (A)(x) a reverse stock split, (y) a recapitalization in which all holders of Common Stock (and securities exercisable for or convertible into Common Stock, with respect to such exercise or conversion provisions) are treated equally and (z) a merger, in each case in which each outstanding share of Common Stock is converted into less than one share of Common Stock (including, in the case of a merger, of the entity surviving such merger), or (B) as provided in Section 6) shall any adjustment pursuant to this Section have the effect of raising the Exercise Price or lowering the number of Warrant Shares issuable upon exercise of a Warrant.

                  (q) If, after one or more adjustments to the Exercise Price pursuant to this Section 5, the Exercise Price cannot be reduced further without falling below the lowest positive exercise price legally permissible for warrants to acquire Common Stock, the Company shall make further adjustment to compensate the holder, consistent with the foregoing principles, as the Board of Directors, acting in good faith, deems necessary, including an increase in the number of Warrant Shares issuable upon exercise of outstanding Warrants and/or a cash payment to the Holder.

                  (r) For purposes of any adjustment to be made pursuant to this
         Section 5, Common Stock owned or held at any relevant time by, or for the account of, the Company in its treasury or otherwise, shall not be deemed to be outstanding for purposes of the calculation and adjustments described therein, but shares held in the Disputed Claims Reserve, Division Class 14 Utility Fund Trust Agreement dated April 6, 1993 and the Improvements Fund Trust Agreement dated April 6, 1993 shall not be deemed to be held by, or for the account of, the Company.


                  Section 6.  Additional Adjustment of Exercise
                              Price.

                  (a) The Company will cause the financial statements for the Company and its consolidated Subsidiaries for the fiscal year ending on December 31, 1998 to be audited by Ernst & Young, LLP, or another national independent accounting firm, and a manually signed copy of such financial statements to be delivered by the Company to the Holders as soon as practicable following December 31, 1998, but in no event later than March 31, 1999 (the date such financial statements are so delivered, the "Adjustment Date").

                  (b) The Exercise Price shall be reduced, effective as of the Adjustment Date, by subtracting the Adjustment Amount from the Exercise Price; provided, however, that (i) the Exercise Price shall only be adjusted pursuant to this Section 6 if the Adjustment Amount is a positive number; (ii) in no event shall the adjustment required by this Section 6 result in an Exercise Price lower than [$2.00 FOR CLASS A] [$3.00 FOR CLASS B] [$4.00 FOR CLASS C] (as adjusted pursuant to Section 5, the "Base Exercise Price"), and if the adjustment required pursuant to this Section 6 would result in an Exercise Price lower than the Base Exercise Price, then the Exercise Price shall be reduced to the Base Exercise Price; and (iii) if the closing price for the Common Stock (adjusted pursuant to Section 5) is greater than $9.75 both (A) on the last trading day of 1998 and (B) on an average basis over the three months ending on December 31, 1998, then no adjustment shall be made pursuant to this Section 6.

                  The "Adjustment Amount" equals the product of (i) $.0175 and
(ii) the quotient obtained by dividing (A) the difference between (x) the Actual Cumulative Operating Cash Flow and (y) the Target Cumulative Operating Cash Flow by (B) $100,000, where:

                  "Target Cumulative Operating Cash Flow" equals $62,443,000;

                  "Actual Cumulative Operating Cash Flow" equals the sum of the Actual Operating Cash Flow for the year ending December 31, 1997 and the Actual Operating Cash Flow for the year ending December 31, 1998, minus 0.15 times the Excess 1998 Operating Cash Flow;

                  "Actual Operating Cash Flow" for any year means the net cash proceeds derived by the Company from the operation in the ordinary course of its business and from the bulk asset sales contemplated by the Business Plan, calculated in all respects the same as, and using the same accounting principles and practices and classification systems and techniques as were used in, the calculation of the Target Cumulative Operating Cash Flow, as described in summary format in Exhibit B to this Warrant. By way of clarification, all revenue and cost items shall be associated for purposes of calculating the Actual Operating Cash Flow with the same activities/categories (such as "Net Subdivision Homesites") as they were in calculating the Target Cumulative Operating Cash Flow.

                  "Excess 1998 Operating Cash Flow" means the Actual Operating Cash Flow for the year ending December 31, 1998 minus $3,028,000.

                  (c) No adjustment shall be made to the number of Warrant Shares issuable upon exercise of a Warrant as a result of an adjustment to the Exercise Price pursuant to this Section 6; provided, however, that this paragraph shall not prevent adjustments otherwise required pursuant to another Section of this Warrant from being made.

                  (d) If Company is involved in a merger, consolidation or similar transaction, or to the extent that all or substantially all of the assets of the Company are sold, in either case prior to the Adjustment Date, then an adjustment to the Exercise Price shall be made pursuant to this Section 6 on a pro rata basis by dividing both the Target Cumulative Operating Cash Flow and the Actual Cumulative Operating Cash Flow derived by the Company's business through the close of business on the date immediately prior to the effective date of such transaction by a fraction, the numerator of which shall be the number of days elapsed from the Initial Exercise Date through the business day immediately prior to the effective date of such transaction and the denominator of which shall be the number of days from the Initial Exercise Date through February 28, 1999.


                 Section 7.  Notice of Adjustments.

                 (a) Prior to the earlier to occur of (i) the declaration of a record date for, or (ii) the announcement and/or consummation of, any event or action that would result in an adjustment pursuant to Section 5 or Section 6, the Company shall notify the Holder of such intended record date, announcement, event or action. Such notice must be reasonably calculated to be delivered not less than 20 nor more than 90 days prior to the applicable event.

                  (b) Whenever the Exercise Price is adjusted as provided in
Section 5 or Section 6:

                           (i) the Company shall compute the adjusted Exercise
                  Price in accordance with Section 5 or Section 6 and shall prepare a certificate signed by the chief financial officer of the Company setting forth the adjusted Exercise Price and showing in reasonable detail the facts upon which such adjustment is based, including, if appropriate, a statement of the consideration received or to be received by the Company for, and setting forth the amount of, any additional Common Stock issued since the last such adjustment and the number of shares of Common Stock for which the Warrants evidenced hereby are exercisable at the then Exercise Price, and such certificate shall forthwith be filed at the Warrant Office;

                           (ii) a notice stating that the Exercise Price and
                  number of shares for which each Warrant may be exercised have been adjusted and setting forth the adjusted Exercise Price and number of shares for which each Warrant may be exercised shall be communicated by telegram, telex, telecopier or any other means of electronic communication capable of producing a written record, or shall be delivered by hand or mailed as soon as practicable by the Company to the Holder at its last address as it shall appear upon the Warrant Register provided for in Section 2; and

                           (iii) the Company shall provide to the Holder such
                  additional information, including worksheets used in the calculation of any adjustment made pursuant to Section 5 or
                  Section 6, as the Holder may reasonably request for the purpose of confirming the accuracy of such adjustment.

                  Section 8.  No Rights as Shareholders; Notice to
                              Holder.

                  Nothing contained herein shall be construed as conferring upon the Holder the right to vote or to receive dividends or to receive notice as shareholders in respect of the meetings of shareholders for the election of directors of the

Company or any other matter, or any rights whatsoever as shareholders of the Company. If, however, at any time prior to the expiration of the Warrants and prior to their exercise, any of the following shall occur:

                           (a) The Company shall authorize the issuance to all
                  holders of Common Stock of rights, options or warrants to subscribe for or purchase Common Stock, or of any other subscription rights or warrants (other than the rights offering of Series B Preferred Stock contemplated by the Investment Agreement); or

                           (b) The Company shall authorize the distribution to
                  all holders of Common Stock of evidences of its indebtedness or assets (other than cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends payable in Common Stock); or

                           (c) The Company shall propose any consolidation or
                  merger to which the Company is a party and for which approval of any stock of the Company is required, or the conveyance or transfer of all or substantially all the properties and assets of the Company, whether in one transaction or in a series of transactions (whether by sale, lease or other disposition), or any reclassification or change of outstanding Common Stock issuable upon exercise of the Warrants (other than a change in par value or from par value to no par value); or

                           (d) The Company shall propose the voluntary or
                  involuntary dissolution, liquidation or winding up of the Company;

then the Company shall cause to be given to the Holder at its address appearing on the Warrant Register, at least 15 days prior to the applicable record date hereinafter specified, by first class mail, postage prepaid, and, if possible, by telecopy transmission, a written notice stating (i) the date as of which the holders of record of Common Stock entitled to receive any such rights, options, warrants or distribution are to be determined, or (ii) the date on which any such consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up is expected to become effective or consummated, and the date as of which it is expected that the holders of record of Common Stock shall be entitled to exchange their shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up. The failure to give the notice required by this Section or any defect therein shall not affect the legality or validity of any distribution, right, option, warrant, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or the vote upon any action.

                  Section 9.   Restrictions on Transfer of the
                               Warrants and Warrant Shares.

                  Until such time as an appropriate registration statement covering the Warrants or the Warrant Shares has become effective under the Securities Act, the Holder will not dispose of either the Warrants evidenced hereby or the Warrant Shares, as the case may be, unless (i) the transferee has agreed to be bound by the restrictions contained herein on such Warrants or Warrant Shares, as the case may be, and (ii) except in the case of a transfer by the Holder to an Affiliate, the Company shall have received an opinion of counsel (which shall be reasonably satisfactory to the Company) to the effect that the sale or other proposed disposition of the Warrants or Warrant Shares may be accomplished without such registration under the Securities Act, which opinion may be conditioned upon (x) acceptance by the transferee of a Warrant Certificate or Certificates or Warrant Shares bearing a legend similar to that set forth in Exhibit A and (y) a certificate of the transferee stating that the Warrant(s) or Warrant Share(s) being acquired by such transferee are being acquired by such transferee for its own account and not with a view to, or for resale in connection with, the distribution thereof in violation of the Securities Act.

                  Section 10.  Execution of Warrant Certificates.

                  Each Warrant Certificate shall be executed on behalf of the Company by the manual or facsimile signature of the present or any future Chairman of the Board of Directors, President or Vice President of the Company.

                  Section 11.  Maintenance of Office or Agency.

                  The Company will maintain a Warrant Office in [New York, New York], where this Warrant Certificate may be presented or surrendered for subdivision, combination, registration of transfer, or exchange and where notices and demands to or upon the Company in respect of the Warrants evidenced hereby may be served. The Company hereby initially designates [TO BE DESIGNATED] as the agency of the Company for such purpose.

                  Section 12.  Severability.

                  If any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality, and enforceability of any such provision in every other respect and the other remaining provisions hereof shall not be in any way impaired or affected, it being intended that all of the Holder's rights and privileges shall be enforceable to the fullest extent permitted by law.

                  Section 13.  Governing Law.

                  The Warrants shall be governed by and construed in accordance with the laws of the State of Delaware.

                  Section 14. Definitions.

                  For all purposes of this Warrant Certificate, in addition to the other terms defined elsewhere herein, unless the context otherwise requires:

                  "Affiliate" of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, "control" when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

                  "Appraisal Procedure" means a procedure whereby two independent appraisers or other experts qualified to conduct the evaluation or calculation required ("Appraisers"), one chosen by the Company and one by the Holder entitled to use the Appraisal Procedure (or, to the extent more than one Holder is so entitled, by a majority in interest of the Holders so entitled), shall mutually agree upon the determinations then the subject of appraisal, evaluation or calculation. Each party shall deliver a notice to the other appointing its Appraiser within 15 days after the Appraisal Procedure is invoked. If within 30 days after appointment of the two Appraisers they are unable to agree upon the amount in question, a third independent Appraiser shall be chosen within 10 days thereafter by the mutual consent of such first two Appraisers or, if such first two Appraisers fail to agree upon the appointment of a third Appraiser, such appointment shall be made by the American Arbitration Association, or any organization successor thereto, from a panel of arbitrators having experience in the appraisal, evaluation or calculation of the subject matter to be determined. The decision of the third Appraiser so appointed and chosen shall be given within 30 days after the selection of such third

         Appraiser. If three Appraisers shall be appointed and the determination of one Appraiser is disparate from the middle determination by more than twice the amount by which the other determination is disparate from the middle determination, then the determination of such Appraiser shall be excluded, the remaining two determinations shall be averaged and such average shall be binding and conclusive on the Company and the Holders; otherwise the average of all three determinations shall be binding and conclusive on the Company and the Holders. The costs of conducting any Appraisal Procedure shall be borne by the Holders requesting such Appraisal Procedure, except (a) the fees and expenses of the Appraiser appointed by the Company and any costs incurred by the Company shall be borne by the Company and (b) if such Appraisal Procedure shall result in a determination that is disparate by 5% or more from the Company's initial determination, all costs of conducting such Appraisal Procedure shall be borne by the Company.

                  "Bank Warrants" means the 1,500,000 warrants for the purchase of Common Stock issued on September 30, 1996 pursuant to the Prepayment Agreement dated as of September 30, 1996 among the financial institutions listed on the signature pages thereof, The Chase Manhattan Bank and the Company.

                  "Board of Directors" means either the Board of Directors of the Company or any duly authorized committee of that board.

                  "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification and delivered to each of the Holders of the Warrants.

                  "Business Plan" means the 1997-1998 Business Plan of the Company previously delivered to the Investor and certified to the Investor by the Company on the date of issuance of this Warrant.

                  "Common Stock" means any stock of any class of the Company which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, and which is not subject to redemption by the Company. However, subject to Section 5, shares issuable on exercise of the Warrants evidenced hereby, as contemplated by the first paragraph of this Warrant Certificate, shall include only shares of the class designated as Common Stock of the Company as of the date of this Warrant or shares of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and which are not subject to redemption by the Company; provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications. As used in this Warrant Certificate, "shares" shall include fractions thereof to the extent that fractional shares of the Company are outstanding.

                  "Investment Agreement" means the Investment Agreement dated as of February 7, 1997 by and between AP-AGC and the Company.

                  "Investor Warrants" means the 5,000,000 warrants to acquire Common Stock to be issued to AP-AGC pursuant to the Investment Agreement.

                  "Person" shall mean any individual, firm, partnership, association, group (as such term is used in Rule 13d-5 under the Securities Exchange Act of 1934, as amended, as in effect on the date of this Warrant), corporation or other entity.

                  "Sale Price" of the Common Stock means the last reported sale price regular way reported on the NASDAQ Stock Market or its successor, or, if not listed or admitted to trading on the NASDAQ Stock Market or its successor, the last reported sale price regular way reported on any other stock exchange or market on which the Common Stock is then listed or eligible to be quoted for trading, or as reported by the National Quotation Bureau Incorporated.

                  "Series B Preferred Stock" means the 20% Cumulative Redeemable Convertible Preferred Stock, Series B, par value $.01 per share, of the Company, which may be issued in accordance with the Investment Agreement.

                  "Subsidiary" means any subsidiary of the Company, a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly owned by the Company, by one or more subsidiaries of the Company or by the Company and one or more subsidiaries of the Company.

                  "Trading Day" shall mean each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are not traded on the exchange or market where the Warrants are listed or sold.

                  Section 15.   Fees and Expenses.

                  All fees and expenses incurred by the Holder in connection with the Holder's ownership of Warrants and securities or other property received upon exercise thereof which relate to (i) any required regulatory filings, (ii) registration fees, (iii) stock exchange or NASDAQ listing fees, and (iv) reasonable fees and expenses of counsel to the Company in connection with the foregoing, shall be paid by the Company.

                  Section 16.  Contest and Appraisal Rights.

                  Upon each determination of fair market value or other evaluation or calculation required hereunder (including calculation of the Adjustment Amount), the Company shall promptly give notice thereof to all Holders, setting forth in reasonable detail the calculation of such fair market value or valuation (or Adjustment Amount) and the method and basis of determination thereof, as the case may be. If any Holders of Warrants to purchase at least 100,000 shares of Common Stock (including, for purposes of determining such level of ownership, all Warrants owned by affiliates of such Holders) shall disagree with such determination and shall, by notice to the Company given within 15 days after the Company's notice of such determination, elect to dispute such determination, such dispute shall be resolved in accordance with the Appraisal Procedure.

                  Section 17. Additional Warrants to be Issued at Current Exercise Price.

                  Notwithstanding any other provision of this Warrant, to the extent the Holder is entitled to receive additional Warrants in accordance with the terms hereof, the Warrants so issued shall have terms identical to this Warrant, except that (i) the initial Exercise Price for such additional Warrants shall be deemed to be the Exercise Price in effect on the date such additional Warrants are issued and (ii) the amount and kind of securities and/or other property issuable upon exercise of such Warrants shall be deemed to be the amount and kind of securities and/or other property issuable upon exercise of the Warrants outstanding immediately prior to issuance of such additional Warrants.


Dated:             , 1997                      ATLANTIC GULF COMMUNITIES
        -----------                            CORPORATION


                                            By:
                                               --------------------------------
                                               Name:
                                               Title:

ATTEST:


-------------------------------
             Secretary

                         NOTICE OF ELECTION TO EXERCISE


                 The undersigned hereby irrevocably elects to exercise the within Warrant to the extent of purchasing ______ shares of Common Stock and hereby makes payment of the Exercise Price in cash in the amount of $_________.

                                                   NAME OF HOLDER:



                                                   -----------------------------
                                                   (Please Print)


                                                   By
                                                     ---------------------------

Date:                 , 199 .
     -----------------     -


                 Instructions for Registration of Stock

Name
    ------------------------------------------------
         (please type or print in block letters)


Address
       ---------------------------------------------

                                                                       EXHIBIT A

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED OR SOLD IN THE ABSENCE OF SUCH REGISTRATION OR THE AVAILABILITY OF AN EXEMPTION FROM SUCH REGISTRATION. SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED EXCEPT UPON COMPLIANCE WITH THE REQUIREMENTS FOR TRANSFER SET FORTH HEREIN.

                                                                       EXHIBIT A

                        EXHIBIT B TO WARRANT CERTIFICATE

                      ATLANTIC GULF COMMUNITIES CORPORATION
                     CALCULATION PRINCIPLES AND POLICIES FOR
         WARRANT ADJUSTMENT FORMULA AND OPERATING CASH FLOW TARGETS (1)


Target Cumulative Operating Cash Flow was calculated as follows (capitalized terms having the meanings set forth in the attached Warrant):

Target for Year ended 12/31,                       1997                 1998
----------------------------                       ----                 ----

Net GDC Bulk Asset Sales (2)                $   54,743,000.00    $            0.00
Utility Trust                                   10,000,000.00                 0.00
Net Subdivision Homesites (3)                    9,000,000.00        11,128,000.00
Overhead (4)                                   (14,328,000.00)       (8,100,000.00)
                                            -----------------    -----------------
Total Operating Target                          59,415,000.00         3,028,000.00

Cumulative Total Target                     $   59,415,000.00    $   62,443,000.00


Target Cumulative Operating Cash Flow = $62,443,000.00

(1) Operating Cash Flow excludes capital transactions such as financings, refinancings, any equity issuances, sale in bulk of assets or subdivisions and any other transactions not in the ordinary course of business, except for GDC Bulk Asset Sales and Utility Trust proceeds as set forth above.

(2) Includes the net cash proceeds from the sale or non-recourse financing of any mortgages (Seller Paper) generated from GDC bulk asset sales, but excludes any sales of assets or financings classified as "Scattered Homesites" (bulk or otherwise) in the Business Plan. For the purpose of this calculation, mortgages will be treated as follows: Cash Flow payments will be discounted at 15% per year, as long as the aggregate principal outstanding of mortgages at any time is less than $10,000,000.00, otherwise the incremental amount of mortgages will be treated in the same manner but using a 20% discount rate.

(3) "Net Subdivision Homesites" as described in the Business Plan, subject to any further Business Plan changes approved by the Board of Directors and AP-AGC.

(4) "Overhead" as described in the Business Plan.